UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2023

RICEBRAN TECHNOLOGIES
(Exact Name of registrant as specified in its charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25420 Kuykendahl Rd., Suite B300 Tomball, TX		77375
(Address of principal executive offices)		(Zip Code)

(281) 675-2421
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	RIBT	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 6, 2023, RiceBran Technologies (the “Company”) entered into a consulting services agreement with CXO Partners, a new services firm of TechCXO (the “Consulting Services Agreement”) wherein CXO Partners will provide financial consulting services to the Company for a minimum period of one month. The Company has agreed to pay CXO Partners a monthly consulting fee of $45,000. A copy of the Consulting Services Agreement is furnished as Exhibit 10.1 to this Current Report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 5, 2023, Todd T. Mitchell notified the Company of his decision to resign from his position as Chief Operating Officer and Chief Financial Officer, effective as of April 17, 2023. The Board appointed William J. Keneally on April 5, 2023 to serve as Interim Chief Financial Officer, effective April 17, 2023.

In connection with Mr. Keneally’s appointment, the Company did not enter into any material plan, contract or arrangement directly with Mr. Keneally. However, as noted in Item 1.01 above, the Company did enter into the Consulting Services Agreement pursuant to which Mr. Keneally will provide services as Interim Chief Financial Officer to the Company.

Mr. Keneally, 60, is an accomplished public company finance executive with significant and diverse international management and operating experience and proven abilities in strategy, acquisitions, divestitures, valuations, analysis, restructuring, IPO, financial and operating systems, taxation, treasury, corporate finance and accounting. During his three-decade career, he has helped execute strategic exit transactions of more than $4 billion, in the aggregate, as well as multiple mergers and acquisitions.

Mr. Keneally is also a Partner at CXO Partners, a new services firm of TechCXO, a provider of on-demand fractional and interim C-Suite executives for companies with annual revenues in the range of $30 million to $500 million-plus. He previously served as Chief Accounting Officer of Flutterwave, Inc., a venture-backed, African-focused provider of technology to enable individuals and businesses of all sizes to sell online, process receipts and payments, build financial products and use other specialized business tools. In this role, Mr. Keneally directed the initial and ongoing US GAAP and IFRS accounting and audits of the company’s approximately 50 global subsidiaries. Mr. Keneally held a currently inactive CPA designation in the State of New York, and he received his Bachelor of Business Administration - Accounting Concentration from the University of Notre Dame.

There are no family relationships between Mr. Keneally and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Keneally and any other persons pursuant to which he was selected as Interim Chief Financial Officer.

Item 8.01	Other Events.

On April 10, 2023, the Company issued a press release in connection with the appointment of the Interim Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are furnished as part of this report.

Exhibit Number	Description
10.1	Consulting Services Agreement, by and among RiceBran Technologies and CXO Partners
99.1	Press Release, dated April 10, 2023, of RiceBran Technologies
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: April 11, 2023	By:	/s/ Peter Bradley
	Name:	Peter Bradley
	Title:	Executive Chairman